AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 31st day of October, 1996, by and between DANE REAL ESTATE, INC., a Florida corporation ("Purchaser"), and PEMBROKE ASSOCIATES LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Ten Million Two Hundred Thousand and No/100 Dollars ($10,200,000.00) (the "Purchase Price"), that certain property commonly known as Flamingo Pines Plaza, Pembroke Pines, Florida legally described on Exhibit A attached hereto (the "Property"). Included in the Purchase Price is all of the personal property set forth on Exhibit B attached hereto (the "Personal Property").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of Fifty Thousand and No/100 Dollars ($50,000.00) (the "Earnest Money") to be held by the Miami office of "Title Insurer" (hereinafter defined) in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     2.2. On or before the expiration of the "Inspection Period" (hereinafter defined), Purchaser shall deposit an additional Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) to be held by the Miami office of Title Insurer in escrow by and in accordance with the provisions of the Escrow Agreement and upon the deposit of such sum all references to "Earnest Money" herein shall mean Four Hundred Thousand and No/100 Dollars ($400,000.00); and

     2.3. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Chicago Title Insurance Corporation (hereinafter referred to as "Title Insurer") dated 10/1/96 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) general real estate taxes, association assessments, special assessments, special district taxes and related charges not yet due and payable; (b) matters caused by the actions of Purchaser; and
(c) the title exceptions set forth in Exhibit B of the Title Commitment approved by Purchaser by written notice to Seller no later than twenty (20) days after Purchaser's receipt of the "Updated Survey" (hereinafter defined), subject to the terms of Paragraph 3.3 herein. All other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated.

On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Purchaser shall pay for the costs of the Title Commitment and Title Policy and Purchaser shall pay for the cost of any endorsements to, or extended coverage on, the Title Policy.

     3.2. Purchaser has received a survey of the Property prepared by Schwebke-Shiskin and Associates, Inc., and dated December 31, 1986 (the "Existing Survey"). Purchaser shall each pay for the costs of updating the Existing Survey and Seller shall deliver the updated survey (the "Updated Survey") to Purchaser within 14 days after the date hereof. Purchaser hereby acknowledges that all matters disclosed by the Existing Survey are acceptable to Purchaser.

     3.3. Purchaser and Seller shall use good faith efforts to attempt to agree upon a definitive list of Permitted Exceptions on or before the expiration of the fourteen (14) day period following the delivery of Purchaser's notice contained in Paragraph 3.1. If the parties cannot agree upon a mutually acceptable list of Permitted Exceptions on or before the expiration of said fourteen (14) day period, then either party shall have the right to terminate this Agreement by notice to the other party within ten (10) days following the expiration of said fourteen (14) day period; provided, however, Purchaser shall have the right to vitiate Seller's notice of termination by notice to Seller within three (3) business days after Seller's notice to terminate. If either party terminates this Agreement in accordance with the terms of this Paragraph 3.3, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the Escrow by Purchaser, together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     3.4. The obligation of Purchaser to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

     3.5. Notwithstanding the foregoing, Seller will discharge at Closing the following Schedule B-2 exceptions to title listed on the Title Commitment:
Items 32, 33 and 34. Seller will use good faith efforts to remove all Schedule B-1 requirements shown on the Title Commitment prior to Closing, to wit: 1(a), 4, 5, 6, 7, 8, 9, 10, 11, 12, 15, and 17. Seller shall provide the necessary mechanics' lien/party in possession/GAP affidavit (as necessary to remove the standard exceptions for said items), except Purchaser acknowledges that Purchaser will take subject to tenants-in-possession under written leases provided that none of said leases contains any option to purchase any portion of the Property. Tenant shall terminate any recorded notice of commencement and provide appropriate documentation to delete any exception for the same from the Title Policy. Subsequent to the effective date of the Title Commitment, Seller will not cause any documents to be placed of record without Purchaser's consent, which consent shall not be unreasonably withheld.

4. PAYMENT OF CLOSING COSTS. In addition to the costs set forth in Paragraphs 3.1 and 3.2, Seller shall pay for the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser. Purchaser shall pay all other charges of the Title Insurer in connection with this transaction.

5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $75,000.00 (a "Minor Unpermitted Exception"), removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $75,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty
(30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period; provided, however, and notwithstanding anything contained herein to the contrary, if the Unpermitted Exception which gives rise to Purchaser's right to terminate was recorded against the Property as a result of the affirmative, willful action of Seller (and not by any unrelated third party) or if Seller is able to bond over, cure or remove a Minor Unpermitted Exception for a cost not to exceed $75,000 or the Title Insurer is willing to insure over a Minor Unpermitted Exception for a cost not to exceed $75,000 in accordance with the terms hereof and Seller fails to expend said funds in either case, then Purchaser shall have the additional rights contained in Paragraph 11 herein. Absent notice from Purchaser to Seller in accordance with this Paragraph 5.1, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $200,000.00 (as determined by Seller and Purchaser in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $200,000.00 (as determined by Seller and Purchaser in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within ten (10) business days after Purchaser receives written notice of such fire or other casualty and Seller's and Purchaser's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. Seller shall deliver to Purchaser a copy of all correspondence received by Seller from Seller's insurance carrier in connection with any casualty. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:
(i) impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) adversely impair the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within ten (10) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such ten (10) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on October 7, 1996 and ending at 5:00 p.m. Chicago time on December 16, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser within five (5) days after the date of Seller's execution hereof copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, unaudited year end 1994, 1995 and year-to-date (August 31, 1996) operating statements, a list of personal property and copies of leases affecting the Property. Furthermore, if the following are reasonably available to Seller, Seller shall deliver to Purchaser plans and specifications and aged receivable reports. Within five (5) days from the date hereof and up until the expiration of the Inspection Period, the Seller shall permit Purchaser to examine all books and records of Seller reflecting the net operating income of the Property at Seller's business office upon 72 hours prior notice from Purchaser to Seller.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's sole discretion.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied (in Purchaser's sole discretion) with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. Seller acquired title to the Property by foreclosure (or deed-in-lieu thereof) and, therefore, Seller can make no representations or warranties relating to the condition of the Property or the Personal Property, except as specifically set forth herein to the contrary. Except as specifically set forth herein to the contrary, Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of

Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C.
Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"),
29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA;
(2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing report:
Report of Preliminary Environmental Site Assessment and Limited Asbestos Survey prepared by Law Engineering dated October 12, 1990 ("Existing Report").
Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

8. CLOSING. The closing of this transaction (the "Closing") shall be on or before March 31, 1997 (the "Closing Date"), at the office of Title Insurer, Miami, Florida at which time Seller shall deliver possession of the Property to Purchaser. Purchaser shall have the right to accelerate the Closing Date upon notice to Seller setting a Closing Date no sooner than ten (10) business days after Seller's receipt of said notice provided that Purchaser has waived all of its rights to terminate the Agreement of Sale pursuant to Paragraph 7. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Florida or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. Notwithstanding the foregoing, if the Closing Date falls on a Saturday, Sunday or legal holiday, the Closing Date shall occur on the immediately following business day.

9.   CLOSING DOCUMENTS.

     9.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 (which assumption shall be for obligations only with respect to matters that arise subsequent to the Closing
Date) and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a quit claim bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H;

          9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);

          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. original, and/or copies of, leases affecting the Property in Seller's possession (which shall be delivered at the Property);

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          9.2.8. possession of the Property to Purchaser, subject to the terms of leases;

          9.2.9. evidence of the termination of the management and leasing agreement;

          9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K); and

          9.2.11.  an updated rent roll.

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY,

EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND PURCHASER'S RIGHT TO RECEIVE FROM SELLER ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER, THE PREPARATION OF THIS AGREEMENT AND SYNDICATION OF THE TRANSACTION, NOT TO EXCEED $200,000 IN THE AGGREGATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS (i) ITS (AND NOT AN UNRELATED THIRD PARTY'S) AFFIRMATIVE, WILLFUL ACTION WHICH RESULTS IN THE RECORDING OF AN ENCUMBRANCE AGAINST THE PROPERTY IN ACCORDANCE WITH THE TERMS HEREOF AND WHICH GIVES RISE TO PURCHASER'S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO PARAGRAPH 5 HEREOF; (ii) ITS FAILURE TO EXPEND UP TO $75,000 IF (a) SELLER IS ABLE TO BOND OVER, CURE OR REMOVE A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $75,000 OR (b) THE TITLE INSURER IS WILLING TO INSURE OVER A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $75,000 IN ACCORDANCE WITH THE TERMS HEREOF WITH THE TERMS HEREOF OR (iii) ITS WILLFUL REFUSAL TO DELIVER THE DEED OR OTHER CLOSING DOCUMENTS SET FORTH HEREIN, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes which shall be prorated on a "net" basis with respect to Eckards and Publix (i.e. adjusted for Eckards' and Publix' liability, if any, for such items) and taking into account the full discount available for payment of real estate taxes; 100% of operating expenses which are reimbursable by Eckards and Publix and 75% of the operating expenses which are reimbursable by the balance of the tenants for the period prior to the Closing Date less any amount previously paid by the tenants shall be credited to Seller and excluding Tenant whose rent is more than thirty (30) days in arrears and also excluding any operating expense which has not typically been previously charges to Tenants; and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited against the balance of the cash due at Closing. Leasing commissions are currently due and owing to Insignia with respect to the lease with Aficionado Premium Cigars, Sunshine Hair and Dr. Ginsburg. Seller shall pay Insignia in full prior to Closing all outstanding leasing commissions with respect to the three (3) aforesaid leases. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph 12.2 and percentage rent referred to in Paragraph 12.3 below. Notwithstanding anything contained herein to the contrary, Seller shall retain all rights against Loffy's Deli, including, without limitation, any claims against certain escrowed rent payments.

     12.2. All basic rent paid following the Closing Date by any tenant of the Property who is indebted under a lease for basic rent for any period prior to and including the Closing Date and any real estate tax liability for any tenants (other than Eckards and Publix) paid for any period prior to and including the Closing Date (after the payment to Purchaser of all current basic rent and real estate tax liability) shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use its best efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder, but Purchaser shall not be required to commence any litigation proceedings against said tenants. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof less any actual out-of-pocket cost of collection. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts and the cost of performing Seller's audit. Paragraph 12.2 of this Agreement shall survive the Closing and the delivery and recording of the deed.
Notwithstanding anything contained herein to the contrary, if Purchaser has not collected any of the Post-Closing Receipts after said 120 day period, Seller may, at Seller's expense, commence litigation to collect such unpaid arrearages; provided, however, that Seller shall have no right to commence any proceeding to evict the tenant or recover possession of any tenant space or interfere with the tenant's ability (other than the financial impact resulting from such litigation) to conduct business.

     12.3. Percentage rent payable under the leases shall be prorated as of the Closing Date as follows:

          12.3.1. Any percentage rent attributable to a specified period ("Percentage Rent Period") ending prior to the Closing Date shall be promptly paid over to the Seller if and when collected. Seller shall be entitled to all percentage rent attributable to the period prior to Closing Date for any Percentage Rent Period ending prior to Closing Date.

          12.3.2. Percentage rent payable with respect to a Percentage Rent Period a portion of which occurs prior to the Closing Date and a portion of which occurs subsequent to the Closing Date shall be apportioned between Purchaser and Seller on the basis of their respective period of ownership during the applicable Percentage Rent Period. Seller shall be entitled to percentage rent determined by multiplying the total percentage rent for such Percentage Rent Period by a fraction, the numerator of which shall be the total number of days in such Percentage Rent Period prior to the Closing Date and the denominator of which shall be the total number of days in the Percentage Rent Period. Purchaser shall be entitled to the remainder of such percentage rent. The amount of such percentage rent allocated to Seller shall be adjusted by the parties and paid by Purchaser or Seller to the other, as appropriate, upon a final reconciliation on April 15, 1997 for calendar year 1996 and for calendar year 1997 (with percentage rent for calendar year 1997 being based on 75% of the percentage rent payable in calendar year 1996 with no other reproration). Seller shall have similar audit rights as contained in Paragraph 12.2 above. Purchaser agrees to furnish to Seller statements of monthly and annual gross sales (or other required reports or statements) received by Purchaser from tenants with respect to any Percentage Rent Period a portion of which occurs both prior and subsequent to the Closing Date; likewise, Seller agrees to furnish to Purchaser any such statements and reports received by Seller prior to Closing with respect to such Percentage Rent Period.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity affiliated with Purchaser, or the principals of Purchaser, or to any fund sponsored by Purchaser (e.g., Dim Vastgoed N.V.) or its affiliate or to a Florida limited partnership in which Jan W. Dane and Barry Ross (and/or entities which they control) own the stock of the corporate general partner of said partnership, provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or Assignee is adjudicated as a bankrupt or insolvent, or Assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Insignia Mortgage and Investment Company, Inc. ("Insignia") (to be paid by Seller), Aztec Group, Inc. ("Aztec") ($100,000 to be paid by Purchaser if, and only if, the transaction set forth herein closes) and Ross Realty Investments, Inc. ("Ross") (to be paid by Purchaser if, and only if, the transaction set forth herein closes). Seller's commission to Insignia shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Insignia, Aztec and Ross. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by James Mendelson (the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties: (i) Seller has no knowledge of any pending or threatened litigation, claim, condemnation, cause of action or administrative proceeding concerning the Property; (ii) Seller has the power to execute and deliver this Agreement and consummate the transactions contemplated herein; (iii) to Seller's knowledge the rent roll attached hereto as Exhibit M, which Seller will update, to its knowledge, as of the Closing Date, is accurate as of the date set forth thereon; (iv) Seller has received no notice of any cancellation of its insurance policies affecting the Property;
(v) to Seller's knowledge, except as may have been set forth in the Existing Report, Seller has not received any notice from any governmental authority having jurisdiction over the Property of any uncured violation of any Environmental Law with respect to the Property; and (vi) to Seller's knowledge, except as set forth in Paragraph 12.1, there are no outstanding brokerage commissions which are due and owing and there are no obligations of Seller for uncompleted tenant improvements.

     16.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein.

     16.4. Seller will not terminate, modify or extend any lease on the Property and will not accept surrender of any lease on the Property without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, unless the tenant is in default for the non-payment of rent in an amount equal to or greater than two (2) months rent or the default by the tenant causes a default by the Seller under the terms of other leases on the Property. Seller shall provide Purchaser notice of any such termination within three (3) business days of the date of such termination.

     16.5. Seller covenants to operate and manage the Property in the same manner that it has managed, maintained and operated the Property during the period of Seller's ownership, subject to reasonable wear and tear and casualty.

     16.6. If at any time after the execution of this Agreement, either Purchaser or Seller become aware of information which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained in Paragraph 16.5 herein or Paragraph 26, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing.

     16.7. The parties agree that the representations and warranties contained herein shall survive Closing for a period of ninety (90) days (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of ninety
(90) days immediately following Closing).

17. LIMITATION OF LIABILITY. Neither Seller, nor any Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams
     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  James Mendelson
                              (847) 317-4367
                              (847) 317-4462 (FAX)

             and to:          Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

       TO PURCHASER:          Dane Real Estate, Inc.
                              1650 S.E. 17th Street
                              Suite 310
                              Fort Lauderdale, Florida  33316
                              Attention: Jan W. Dane
                              (954) 523-2070
                              (954) 463-0515 (FAX)

    and one copy to:          Murai Wald Biondo & Moreno
                              25 S.E. 2nd Avenue
                              Suite 900
                              Ingraham Building
                              Miami, Florida  33131
                              Attention: Gerald Biondo, Esq.
                              (305) 358-5900
                              (305) 358-9490 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;
     (B)  One (1) fully executed copy of this Agreement; and
     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Florida, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

25. RADON GAS. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. THIS PARAGRAPH IS PROVIDED FOR INFORMATIONAL PURPOSES PURSUANT TO SECTION 404.056(8), FLORIDA STATUTES, (1988).

26. NEW LEASES. Prior to the expiration of the Inspection Period, Seller agrees to deliver to Purchaser five (5) days prior to the expiration of the Inspection Period any new leases executed by Seller. Any such leases executed by Seller prior to the expiration of the Inspection Period shall be with bonafide, arms-length tenants, at market rental rates for a basic term not to exceed five (5) years and on Seller's standard form of lease, for uses which are compatible with the Property and are not prohibited by other existing leases and shall contain concession packages that do not exceed the following:
(i) free rent for a period through March 31, 1997, (ii) tenant allowances for $3.00 per square foot of leasable area, and (iii) leasing commissions for the first five (5) years of the term at market rates. After the expiration of the Inspection Period, Seller shall not execute any new lease affecting the Property without Purchaser's prior written consent. Upon requesting Purchaser's consent, Seller shall deliver a complete copy of said lease to Purchaser. Purchaser's consent shall be deemed given if Purchaser has not responded to the contrary within five (5) business days after receipt of Seller's written request and the complete copy of said lease. If approved by Purchaser, a complete copy of any such lease shall be delivered to Purchaser within ten (10) days of the full execution thereof. All costs incurred in connection with the negotiation and execution of any new lease, including without limitation, leasing costs and commissions, tenant improvement allowances, and reasonable attorneys' fees, shall be paid by Purchaser or credited to Seller at Closing if already paid by Seller. Purchaser and Seller agree that Purchaser shall have the right to represent to prospective tenants that Purchaser has executed the Agreement and has the right to present lease transactions to Seller herein. Seller shall in good faith review all lease transactions presented to Seller by Purchaser and shall execute such leases which Seller deems suitable subject to the reasonable approval of Seller. Seller shall have the right to take into account the following factors in determining whether or not to execute the lease: (i) the creditworthiness of the prospective tenant; (ii) the reputation and operation history of the tenant; (iii) the compatibility of the use and any then existing exclusivity covenants; and (iv) the rental rate and concession package (including, without limitation, tenant allowance and landlord work and rental concessions). Any transaction executed by Seller shall be on Seller's standard form subject to changes reasonably approved by Seller. Notwithstanding anything contained herein to the contrary, Purchaser hereby approves of the proposed lease transaction set forth in Exhibit N attached hereto and incorporated herein. To the extent Purchaser enters into a lease transaction in accordance with the terms set forth in Exhibit N, Purchaser agrees that all costs incurred in connection with the negotiation and execution of such lease, including, without limitation, leasing costs and commissions, tenant improvement allowances of up to $40,000 and reasonable attorneys' fees, shall be assumed and paid by Purchaser or credited to Seller at Closing if already paid by Seller.

27.  TENANT CERTIFICATE CONDITION TO CLOSING.

     27.1. The following terms have been defined as follows for convenience of reference:

          (i) "Tenant Certificate" means a certificate, commonly known as an estoppel certificate, signed by a tenant with respect to its Lease, either in the form set forth on Exhibit L hereto or on such other form as is substantially consistent with the requirements of the tenant's lease for such certificates.

          (ii) "Qualification" means any assertion in a Tenant Certificate (whether in the form of Exhibit L or otherwise) of (i) a claim, counterclaim, offset or defense against the landlord, (ii) a default on the part of the landlord, (iii) unpaid credits, allowances or other sums due from the landlord prior to the date of the estoppel (other than disclosed in Paragraph 12.1 herein or pursuant to a new lease pursuant to Paragraph 26 herein), (iv) an unfulfilled construction or other obligation on the part of the landlord prior to the date of estoppel (other than disclosed in Paragraph 12.1 herein or pursuant to a new lease pursuant to Paragraph 26 herein), or (v) information which is contrary (in an adverse respect to the landlord) (x) to the information contained in the rent roll attached hereto as Exhibit M, or (y) the information pertaining to tenant allowances and concessions and leasing commissions contained in Paragraph 12.1;

          (iii) "Unacceptable Qualification" means any Qualification other than the following:

               (a) a Qualification which is expressly disclosed on the rent roll attached hereto as Exhibit M or a Qualification relating to non-payment of October, 1996, November, 1996 or December, 1996 rent, provided the same is not as a result of a default by Landlord; or

               (b) a Qualification expressly disclosed in this Agreement or the Exhibits hereto.

     27.2. If a Qualification is not an Unacceptable Qualification, it shall not affect Purchaser's obligations to close hereunder or give rise to any liability from Seller to Purchaser.

     27.3. Seller shall promptly request a Tenant Certificate in the form of Exhibit L from all tenants, and shall vigorously, in good faith, pursue the collection of the same. Seller shall deliver to Purchaser, upon Seller's receipt thereof, all Tenant Certificates signed by tenants (whether in the form of Exhibit L or otherwise). Purchaser shall have the right to assist Seller in obtaining the Tenant Certificates.

     27.4. It shall be a condition to Purchaser's obligations hereunder (the "Estoppel Condition") that Seller deliver to Purchaser, at or prior to 5:00 p.m. Chicago time on December 11, 1996 (i) a Tenant Certificate from Eckards and Publix and (ii) a Tenant Certificate from tenants occupying at least 75% of the occupied leasable area of the Property after excluding the leasable area of Eckards and Publix. Seller shall be required to deliver to Purchaser all Tenant Certificates received by Seller from the tenants at the Property. Notwithstanding the foregoing to the contrary, Seller shall not have satisfied the Estoppel Condition if any of the Tenant Certificates received by Seller, disclose Unacceptable Qualifications other than Unacceptable Qualifications with an "Estoppel Qualification Sum" (hereinafter defined) of less than $50,000 in the aggregate. The "Estoppel Qualification Sum" shall mean the following:

          (i) if the claim asserted arises out of a defect which can be cured, with the expenditure of money on a one time basis, such as a physical defect, then such sum shall be calculated by a reasonable estimate of the cost to repair or remediate said defect; and

          (ii) if the claim asserted affects a continuing obligation of a tenant under the lease, such as the payment of rent, then the claim shall be calculated by (i) determining the amount of the claim on a per annum basis,
(ii) multiplying said amount by the number of years or partial years said claim would affect the monetary obligations under the lease and (iii) discounting said product on a present value basis using a discount rate of 10% per annum.

     If the Unacceptable Qualifications have an Estoppel Qualification Sum of less than $50,000 in the aggregate, then Seller shall either (i) grant Purchaser a credit at Closing for an amount equal to the Estoppel Qualification Sum, or (ii) cure all conditions giving rise to an Unacceptable Qualification on or before the Closing. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller. Provided Seller performs its covenant in this Paragraph 27.4, the disclosure of Unacceptable Qualifications having an Estoppel Qualification Sum of less than $50,000 in the aggregate shall not affect Purchaser's obligations to close hereunder or give rise to any additional liability from Seller to Purchaser.

     27.5. If Seller has not satisfied the Estoppel Condition on or before 5:00 p.m. Chicago time on December 11, 1996, then Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller on or before 5:00 p.m. Chicago time on December 16, 1996. If Purchaser exercises its rights to terminate in accordance with the terms of this Paragraph 27.5, this Agreement shall be null and void without further action of the parties and all Earnest Money theretofore deposited by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7 hereof. If Purchaser does not terminate this Agreement pursuant to the first sentence of this Paragraph 27.5, the parties shall proceed to Closing and (i) Purchaser shall receive a credit at Closing equal to the amount of the Estoppel Qualification Sum of the Unacceptable Qualifications contained in the Tenant Certificates, up to an aggregate amount of $50,000 or (ii) Seller shall cure all conditions giving rise to an Unacceptable Qualification Sum up to an aggregate amount of $50,000. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller.

     27.6. Notwithstanding anything contained herein to the contrary, if Seller does not satisfy the Estoppel Condition because the estoppel qualification sum exceeds $50,000 and Purchaser has terminated the Agreement pursuant to Paragraph 27.5, Seller shall have the right to vitiate Purchaser's termination by written notice on or before 5:00 p.m. Chicago time on December 20, 1996 in which case the parties shall proceed to Closing and Seller shall either (i) grant Purchaser at Closing for an amount to the Estoppel Qualification Sum or (ii) cure all conditions giving rise to an Unacceptable Qualification on or before the Closing. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller.

28. SERVICE CONTRACTS. Attached hereto as Exhibit H is a list of service contracts affecting the Property. Seller shall assign the service contracts to Purchaser at Closing, and Purchaser shall assume responsibility and obligations under the service contracts, but only with respect to matters which arise after the closing. Seller agrees not to enter into any other service contracts affecting the Property. Seller agrees to terminate any and all management agreements affecting the Property as of the Closing Date.

29. SUBORDINATION AGREEMENTS. No later than Nov. 15, 1996, Purchaser shall deliver to Seller the form of Subordination Agreement from Purchaser's mortgage lender for execution by Publix and Eckards in form complying with the terms of the respective Publix and Eckards lease and also from all other Tenants whose lease does not provide for an automatic subordination to any new mortgage financing. The parties acknowledge that Publix and Eckards are required by the terms of the lease to provide a Subordination Agreement in accordance with the terms of their respective leases. Promptly upon receipt of the Subordination Agreement that complies with the terms of the respective Publix and Eckards lease, Seller shall deliver the Subordination Agreements to Publix and Eckards. It shall be a condition of Purchaser's obligations hereunder that Seller deliver to Purchaser no later than forty-five (45) days prior to the Closing an executed Subordination Agreement from Eckards and Publix in a form that complies with the terms of the respective Publix and Eckards lease ("Subordination

Condition"). If Seller has not satisfied the Subordination Agreement on or before forty-five (45) days prior to the Closing, then Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller on or before the Closing Date. If Purchaser exercises its rights to terminate in accordance with the terms of this Agreement, this Agreement shall be null and
void without further action of the parties  and  all   earnest  money
heretofore deposited by Purchaser, together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7 hereof.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.



                              PURCHASER:

                              DANE REAL ESTATE, INC., a Florida corporation


                              By:   /s/ Jan W. Dane
                                   ----------------------------------------
                              Name:     Jan W. Dane
                                   ----------------------------------------
                              Its:      President
                                   ----------------------------------------



                              SELLER:

                              PEMBROKE ASSOCIATES LIMITED PARTNERSHIP, an Illinois limited partnership

                              By:  Pembroke Partners, Inc., an Illinois
                                   corporation, its general partner


                              By:   /s/ John K. Powell, Jr.
                                   ----------------------------------------
                              Name:
                                   ----------------------------------------
                              Its:
                                   ----------------------------------------
                         of Insignia Mortgage and Investment Company,
Inc.("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated August 5, 1996 between Seller and
Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.


                              Insignia Mortgage and Investment Company, Inc.


                              By:   /s/ Alan G. Lieberman
                                   ----------------------------------------
                                        Alan G. Lieberman
                        of Aztec Group, Inc. ("Purchaser's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Purchaser as a result of the transaction described in this Agreement is $100,000.00. Purchaser's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Purchaser's Broker agrees to deliver a receipt to the Purchaser at the Closing for the fee or commission due Purchaser's Broker from Purchaser and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.


                                   Aztec Group, Inc.


                                   By:
                                        ------------------------------------
                    of Ross Realty Investments, Inc. ("Purchaser's Consultant") executed this Agreement in its capacity as a consultant to Purchaser and acknowledges that the fee due it from Purchaser as a result of the transaction described in this Agreement is as set forth in that certain Consulting Agreement between Purchaser and Purchaser's Consultant (the "Consulting Agreement"). Purchaser's Consultant also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Purchaser's Consultant agrees to deliver a receipt to the Purchaser at the Closing for the fee due Purchaser's Consultant from Purchaser and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.


                                   Ross Realty Investments, Inc.


                                   By:
                                        ------------------------------------

                                   EXHIBITS

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Tenant Certificate

M    -    Rent Roll

N    -    Proposed New Lease